EXHIBIT 10.1

NAVISTAR INTERNATIONAL CORPORATION

EMPLOYMENT AND SERVICES AGREEMENT

This Employment and Services Agreement (the “Agreement”) is entered into on April 22, 2013 by and among Navistar International Corporation, a Delaware corporation (the “Company”), its principal operating subsidiary, Navistar, Inc., a Delaware corporation (“NAVISTAR, INC.”) and Troy A. Clarke (“Executive”) (each a “Party” and collectively, the “Parties”). For purposes of this Agreement, “NIC” shall mean the Company and all of its direct or indirect, wholly- owned subsidiaries, including NAVISTAR, INC., and “NAVISTAR, INC.” shall mean only Navistar, Inc., unless the context clearly indicates the contrary.

1. Duties and Scope of Employment.

(a) Position, Duties and Term. Effective from April 15, 2013 (the “Effective Date”), Executive will serve as Chief Executive Officer and President (“CEO”) of the Company, reporting exclusively to the Company’s Board of Directors (the “Board”). Executive will render such business and professional services in the performance of his duties as are consistent with Executive’s position within the Company. As CEO, Executive will have the status of the highest ranking executive officer of the Company, with the full powers, responsibilities and authorities customary for the chief executive officer of publicly traded corporations of the size, type and nature of the Company, together with such other powers, authorities and responsibilities as may reasonably be assigned to him by the Board. The term of employment of Executive pursuant to this Agreement (the “Services Term”) shall commence effective as of the Effective Date and shall end on April 14, 2016, unless earlier terminated pursuant to Section 2 hereof.

(b) Board Membership. Executive will be appointed to serve as a member of the Board. At each annual meeting of the Company’s stockholders during the Services Term, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s service as CEO for any reason, unless otherwise determined by the Board, Executive will be deemed to have resigned from the Board (and any boards of subsidiaries) and any other positions held at the Company or any of its subsidiaries or affiliates voluntarily, without any further required action by Executive, as of the cessation of Executive’s services, and Executive, at the Board’s request, will execute any documents deemed in the discretion of the Company to be reasonably necessary to reflect his resignation(s).

(c) Obligations. During the Services Term, Executive will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability. As CEO, Executive will devote his full business efforts and time to the Company. For the duration of the Services Term, Executive agrees not to engage actively in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Non-Executive Chairman of the Board (the “Non-Executive Chairman”) or, if there should be no Non-Executive Chairman, the Lead Director of the Board (which approval will not be unreasonably withheld, conditioned or delayed); provided, however, that Executive may, without such approval, serve in any capacity with any civic, educational, or charitable organization, participate in industry affairs and manage his and his family’s personal passive investments, provided that such services do not materially interfere with Executive’s obligations to the Company. Executive may retain any compensation or benefits received as a result of consented to service as a director without any offset in respect of any compensation or benefits to be provided hereunder. Executive represents that Executive’s employment by the Company and the performance by Executive of his obligations under this Agreement do not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party, or to refrain from competing, directly or indirectly, with the business of any other party.

2. Termination of Services. Executive and the Company acknowledge that this Agreement and Executive’s employment and service relationship with the Company may be terminated at any time, upon written notice to the other Party, with or without Cause (as defined below) or for any or no Cause, at the option of the Company, or due to Constructive Termination (as defined below), at the option of Executive. For the avoidance of doubt, each of the Company or Executive may in its discretion terminate Executive’s employment and service as CEO. Further, Executive and the Company acknowledge that this Agreement and Executive’s employment and service relationship with the Company will terminate upon Executive’s death and the Company may terminate Executive in the event of Executive’s Disability, as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other applicable authorities thereunder (the “Code”).

(a) For purposes of this Agreement, “Cause” means, with respect to Executive: (i) willful misconduct involving an offense of a serious nature that is demonstrably and materially injurious to NIC, monetarily or otherwise; (ii) conviction of a felony or the plea of guilty or nolo contendere to a felony, as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which Executive is so convicted (in each case other than (y) a traffic infraction or (z) vicarious liability solely as a result of his position); or (iii) continued failure to substantially perform required duties for NIC that is not cured by Executive within fifteen (15) days after written demand to so perform by the Company (other than a failure due to physical or mental disability). In the event Executive fails to cure under Section 2(a)(iii), Executive shall not be deemed to have been involuntarily terminated for Cause unless and until the occurrence of the following two events: (y) Executive has been given notice from the Board that identifies the grounds for the proposed involuntary termination for Cause under Section 2(a)(iii) and notifies Executive that he, along with his legal counsel, shall have an opportunity to address the Board with respect to the alleged grounds for termination at a meeting of the Board called and held for the purpose of determining whether Executive engaged in the conduct described under Section 2(a)(iii), such meeting to be held no earlier than fifteen (15) days after Executive is given such notice (unless Executive consents to an earlier meeting), and (z) Executive has been given a copy of the resolutions, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Executive) called and held for the purpose of finding that, in the opinion of the majority of the Board (excluding Executive), Executive was guilty of conduct set forth in Section 2(a)(iii), that specify the grounds and evidence for termination and indicate the grounds for termination have not been cured within the specified time limits. For purposes of determining whether “Cause” exists, no act, or failure to act, on Executive’s part will be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company.

(b) For purposes of this Agreement, “Constructive Termination” means the occurrence of any of the following events or conditions without Executive’s written consent: (i) a material diminution in Executive’s authority (including the budget over which Executive retains authority), duties, or responsibilities within NIC (including a change by the Company so that Executive no longer reports directly to the Board (or the board of directors of an acquirer or successor), except in connection with the involuntary termination of Executive’s employment for Cause; (ii) the Company reduces Executive’s base salary or total incentive compensation opportunity (including annual incentive compensation) by five percent (5%) or more (either upon one reduction or during a series of reductions over a period of time) as compared to (y) with respect to base salary, the highest base salary in effect for Executive during the six-month period immediately before such reduction, and (z) with respect to annual incentive compensation opportunity, the highest annual incentive compensation opportunity as in effect for Executive in the six-month period immediately before such reduction; (iii) the action or inaction of NIC or successor or assign hereto that constitutes a material breach of this Agreement, including the failure of any such successor or assign to assume, and to perform under, this Agreement as contemplated in Section 10 below; or (iv) the Company requires Executive to be based anywhere more than forty-five (45) miles from the location of the Company’s headquartered offices immediately before such relocation, which relocation is adverse to Executive, except for required business travel.

(c) A termination for Constructive Termination shall occur if any event or circumstance constituting Constructive Termination occurs and Executive both provides notice to the Company or NAVISTAR, INC. of the existence of the Constructive Termination within ninety (90) days of its initial existence and, to the extent the Company or NAVISTAR, INC. either does not remedy such Constructive Termination within thirty (30) days of receiving such notice from Executive of the initial existence of such

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Constructive Termination (for purposes of this Section 2(c), the “Cure Period”) or notifies the Executive in writing prior to the expiration of the Cure Period of its unwillingness to remedy such event or condition, terminates his employment with the Company within ten (10) days after either the expiration of such Cure Period or such earlier date prior to the expiration of the Cure Period on which Executive was so notified in writing, as the case may be.

3. Compensation.

(a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $900,000 as compensation for his services to the Company (such annual salary, as is then effective, to be referred to herein as “Base Salary”) during the Services Term. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to any required withholdings. The Board will review such Base Salary not less than annually and may increase (but not decrease) Executive’s Base Salary from the level in effect immediately prior to such review.

(b) Annual Incentive. Executive will participate in the Company’s Annual Incentive Plan for each fiscal year during the Services Term and will be eligible to earn an annual incentive bonus (payable 50% in cash and 50% in restricted stock or restricted stock units to be issued under the Company’s 2013 Performance Incentive Plan or the Company’s stock incentive plan in effect at the time of grant) based upon the attainment of performance goals established by the Board. Executive’s target annual incentive for each fiscal year will be 90% of Executive’s Base Salary during such fiscal year, based upon Board-specified levels of performance goals being achieved (the “Target Annual Incentive”). Executive’s maximum annual incentive bonus for each fiscal year will be two times Executive’s Target Annual Incentive for such fiscal year. The annual incentive bonus will be subject to the terms and conditions of the Company’s Annual Incentive Plan or other annual incentive program, on the same terms and conditions that apply to other senior executives generally.

(c) Stock Option Grant.

(i) Effective as of April 22, 2013 (for purposes of this Section 3(c)(i), the “Grant Date”), Executive will be granted the following nonqualified stock options to purchase shares of the Company’s common stock (the “2013 Options”): (A) 373,333 at-the-money time-vested options, (B) 224,000 premium-priced time-vested options, (C) a target award of 74,666 at-the-money performance-vested options, with a maximum award equal to 149,332 at-the-money performance-vested options, and (D) a target award of 74,666 premium-priced performance-vested options, with a maximum award equal to 149,332 premium-priced performance-vested options. The at-the-money 2013 Options will have an exercise price equal to the fair market value of the Company’s common stock as of the close of trading on the last trading day prior to the Grant Date (i.e., the fair market value of the Company’s common stock as of the close of business, Friday, April 19, 2013). The premium-priced 2013 Options will have an exercise price equal to 125% of the exercise price of the at-the-money 2013 Options. The time-vested 2013 Options will vest at the rate of 33-1/3% on each of the first three anniversaries of the Grant Date. The performance-vested 2013 Options will vest as the performance goals established by the Compensation Committee and included in the option award forms related to such performance-vested 2013 Options are satisfied. Each date on which 2013 Options are to become vested shall be referred to herein as a “Vesting Date”. Except as otherwise provided below, in order for 2013 Options to become vested on a Vesting Date, Executive must be continuously employed by and provide services to the Company as CEO from the Grant Date until the Vesting Date. All 2013 Options shall expire, unless earlier terminated as provided below, on the seventh (7th) anniversary of the Grant Date.

Notwithstanding the immediately preceding sentence, in the event that prior to any Vesting Date (A) the Company terminates Executive’s employment and service to the Company as CEO without Cause or (B) Executive terminates employment and service due to a Constructive Termination; (each such termination, a “Vesting Termination”), the outstanding unvested time-vested and performance-vested 2013 Options shall be treated as described in Section 6 of this Agreement. In all other respects, including with respect to the treatment of the Options upon terminations that are not Vesting

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Terminations, the 2013 Options will be subject to the terms and conditions of stock option award agreements to be entered into by and between the Company and Executive in the forms attached as Exhibits A-B. For the avoidance of doubt, (i) the 2013 Options will be subject to the Company’s 2013 Performance Incentive Plan, and (ii) Executive and the Company both acknowledge that, except as otherwise expressly provided for herein, it is expected that Executive will not otherwise participate in the Company’s equity compensation program during the Services Term.

(ii) As promptly as is legally permissible following the Company’s release of fiscal year 2013 financial results, Executive will be granted nonqualified stock options to purchase shares of the Company’s common stock (the “2014 Options”), with an aggregate grant date value of $3,659,358 calculated based on the Company’s Black Scholes option pricing methodology; provided, however, such grant shall be conditioned on Executive remaining continuously employed with the Company through the grant date. The 2014 Options shall be allocated among at-the-money time-vested options, premium-priced time-vested options, at-the-money performance-vested options, and premium-priced performance-vested options in the same proportion as set forth in Section 3(c)(i) and shall be subject to the same terms and conditions (including, the time-based and performance-based vesting conditions) set forth in Section 3(c)(i) and the Option Award Agreements with respect to the 2013 Options; provided, however, the grant date for purposes of determining the vesting terms and exercise prices of such 2014 Options shall be the grant date determined in accordance with applicable accounting rules and Section 409A of the Code.

(iii) Notwithstanding anything herein to the contrary, the options and performance stock units granted to Executive on February 21, 2013 shall remain in place in accordance with their terms.

(d) Executive Stock Ownership Guidelines. For the avoidance of doubt, Executive shall be subject to the Company’s Executive Stock Ownership Guidelines during the Services Term.

4. Employee Benefits and Perquisites. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, perquisites and arrangements that are applicable to other senior executive officers of the Company, as such plans, policies, perquisites and arrangements may exist from time to time during the period that Executive is employed as CEO.

5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Severance Benefits.

(a) In the event Executive’s employment and service with the Company terminates for any reason, including due to the Executive’s death or disability (such date of termination of employment and service, the “Date of Termination”), Executive will be entitled to (i) unpaid Base Salary accrued up to the Date of Termination, (ii) any unpaid, but earned, annual incentive for any completed fiscal year as of the Date of Termination, (iii) pay for accrued but unused vacation, (iv) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive and under which he has a vested right (including any right that vests in connection with the termination of his employment), and (v) reimbursement for any unreimbursed business expenses to which Executive is entitled to reimbursement under the Company’s expense reimbursement policy (collectively, the “Accrued Obligations”).

(b) In the event that Executive’s employment and service with the Company is terminated (i) by the Company without Cause, or (ii) by Executive due to Constructive Termination, then in addition to the Accrued Obligations, subject to Executive’s execution (without revocation) of a commercially reasonable written release agreement in a form acceptable to the Company (the “Release”), Executive shall be entitled to (and the Company and NAVISTAR, INC. shall be jointly and severally obligated to provide to Executive):

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(i) Severance pay in an amount equal to two-hundred percent (200%) of the sum of the Executive’s Base Salary in effect at the time of termination and Target Annual Incentive payable in a lump sum on the Payment Date (as defined below);

(ii)(A) Continued healthcare coverage for the 24-month period immediately after the Date of Termination, with the same coverage option as in effect immediately before the Date of Termination (or substantially similar coverage option in the event such prior coverage option is eliminated or unavailable) and under the same terms and conditions such coverage is otherwise made available to active employees of NIC after the Executive’s termination, with such coverage being provided in lieu of any post-termination healthcare continuation coverage which Executive and his covered spouse and dependents would otherwise have been entitled to receive on account of said termination under applicable federal and state law (“COBRA Coverage”); provided that for the first 12-month period, Executive shall pay for such coverage at no greater after tax cost to the Executive than the after tax cost to the Executive immediately prior to the Date of Termination and for the remaining 12-month period, Executive shall pay for such coverage on a monthly Cost of Coverage basis (as defined below); (B) continued life insurance coverage for the 24-month period immediately after the Date of Termination, in the same amount as in effect immediately before the Date of Termination and under the same terms and conditions such coverage is otherwise made available to active employees of NIC following the Executive’s termination; (C) the same Company-paid outplacement services that were then normally provided to Executive’s then-current peers (determined as of the date immediately before the Date of Termination) and initiated within sixty (60) days after the Date of Termination; provided that the payment for such outplacement services shall in no event extend beyond the last day of the second taxable year of Executive following the taxable year of Executive in which the Date of Termination occurred; (D) any flexible perquisite allowance actually paid to Executive at or before the Date of Termination shall be retained by the Executive; (E) such post- retirement health and life insurance benefits due to Executive upon his termination pursuant to and in accordance with the respective Company-sponsored benefit plans, programs, or policies under which they are accrued or provided (including grow-in rights as provided under the terms of the applicable plan, program or policy); and (F) the same Company-paid tax counseling and tax forms preparation services that were normally provided to Executive’s then-current peers (determined as of the Date of Termination) for all taxable years up to and including the taxable year of Executive in which the Date of Termination occurred; provided that the payment for such tax counseling and tax form preparation services shall in no event extend beyond the last day of the second taxable year of Executive following the taxable year of Executive in which the Date of Termination occurred. For purposes of this Agreement, “Cost of Coverage” means the amount equal to 100% of the “applicable premium” as defined under Section 4980B(f)(4) of the Code. For purposes of this Agreement, the “Payment Date” means within thirty (30) days immediately following the expiration of the applicable revocation period following the execution of the Release; provided that payment shall be made no later than 2 1/2 months following the end of the calendar year in which the termination occurs; provided, however, that in the event a payment is administratively impracticable to make by the end of the 2 1/2 month period, then such payment shall be made as soon as administratively practicable in accordance with Section 409A of the Code and the regulations thereunder (collectively, “Section 409A”).

(iii) An amount equal to a Pro Rata (as defined below) portion of the Executive’s Actual Annual Incentive (as defined below), which payment shall be in lieu of any payment to which the Executive may otherwise have been entitled to receive under a Company-sponsored incentive or bonus plan (the “Pro Rata Bonus”). The Pro Rata Bonus shall be paid in lump sum as soon as feasible following the completion of the incentive calculations for the plan year; provided, however, that no amount shall be paid with respect to an award designed to qualify under Section 162(m) of the Code until such award has been appropriately certified in accordance with Section 162(m) of the Code; provided, further, that payment shall be made no later than 2 1/2 months following the end of the calendar year in which such plan year ends. For purposes of this Agreement, “Pro Rata” means a fraction the numerator of which is the number of whole months from the beginning of the Company’s fiscal year in which the termination occurred through the Date of Termination (including the month in which the termination occurs if such termination occurs on or after the 15th day of that month) and the denominator of which is equal to 12. For purposes of this Section 6(b)(iii), “Actual Annual Incentive” means the annual incentive amount that would have been payable to the Executive for the Company’s fiscal year in which the termination occurred under the Company’s Annual Incentive Plan, based on actual performance achieved for such fiscal year of termination.

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(iv)(A) The outstanding unvested time-vested 2013 Options and 2014 Options will vest pro rata, which, for this purpose, means a fraction the numerator of which is the number of whole months from the applicable Grant Date through the Date of Termination, or if one or more Vesting Dates has occurred, the number of whole months from the most recent Vesting Date through the Date of Termination (in each case including the month in which the termination occurs if such termination occurs on or after the 15th day of that month) and the denominator of which is (1) 36, if the termination occurs prior to the first anniversary of the applicable Grant Date, (2) 24, if the termination occurs on or after the first anniversary of the applicable Grant Date but prior to the second anniversary of the applicable Grant Date or (3) 12, if the termination occurs on or after the second anniversary of the applicable Grant Date but prior to the third anniversary of the applicable Grant Date and (B) A pro rata portion of the outstanding unvested performance-vested 2013 Options and 2014 Options will remain eligible for vesting upon the conclusion of the applicable performance period, if and only to the extent that the performance conditions applicable to such 2013 Options and 2014 Options are satisfied; provided that for purposes of this Section 6(iv)(B), pro rata means a fraction the numerator of which is the number of whole months from the applicable Grant Date through the Date of Termination, including the month in which the termination occurs if such termination occurs on or after the 15th day of that month, and the denominator of which is the total number of months from the applicable Grant Date through the end of the applicable performance period. Upon becoming vested and exercisable the 2013 Options and 2014 Options will remain exercisable until the date set forth in the applicable stock option award agreement, and any unexercised portion of the 2013 Options and 2014 Options shall thereupon expire.

(c) In the event that Executive’s employment and service with the Company is terminated (i) by the Company without Cause, or (ii) by Executive due to Constructive Termination, in either case during the 24 months after the date of the then-most recent Change in Control (or during the 90 days preceding the date of a Change in Control if Executive’s employment and service with the Company is terminated by the Company without Cause in contemplation of such Change in Control), then in addition to the Accrued Obligations, subject to Executive’s execution (without revocation) of the Release, Executive shall be entitled to (and the Company and NAVISTAR, INC. shall be jointly and severally obligated to provide to Executive):

(i) An amount equal to two-hundred percent (200%) of the sum of the Executive’s Base Salary in effect at the time of termination and Target Annual Incentive payable in a lump sum on the Payment Date;

(ii)(A) Continued COBRA Coverage for the 24-month period immediately after the Date of Termination; provided that for the first 12-month period, Executive shall pay for such coverage at no greater after tax cost to the Executive than the after tax cost to the Executive immediately prior to the Date of Termination and for the remaining 12-month period, Executive shall pay for such coverage on a monthly Cost of Coverage basis; (B) continued life insurance coverage for the 24-month period immediately after the Date of Termination, in the same amount as in effect immediately before the Date of Termination and under the same terms and conditions such coverage is otherwise made available to active employees of NIC following the Executive’s termination; (C) the same Company-paid outplacement services that were then normally provided to Executive’s then-current peers (determined as of the date immediately before the Date of Termination) and initiated within sixty (60) days after the Date of Termination; provided that the payment for such outplacement services shall in no event extend beyond the last day of the second taxable year of Executive following the taxable year of Executive in which the Date of Termination occurred; (D) any flexible perquisite allowance actually paid to Executive at or before the Date of Termination shall be retained by the Executive; (E) such post- retirement health and life insurance benefits due to Executive upon his termination pursuant to and in accordance with the respective Company-sponsored benefit plans, programs, or policies under which they are accrued or provided (including grow-in rights as provided under the terms of the applicable plan, program or policy); and (F) the same Company-paid tax counseling and tax forms preparation services that were normally provided to Executive’s then-current peers (determined as of the date immediately before the Change in

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Control) for all taxable years up to and including the taxable year of Executive in which the Date of Termination occurred; provided that the payment for such tax counseling and tax form preparation services shall in no event extend beyond the last day of the second taxable year of Executive following the taxable year of Executive in which the Date of Termination occurred.

(iii) An amount equal to a Pro Rata portion of the Executive’s Target Annual Incentive, which payment shall be in lieu of any payment to which the Executive may otherwise have been entitled to receive under a Company-sponsored incentive or bonus plan, payable in a lump sum on the Payment Date.

(iv) All outstanding unvested time-vested 2013 Options and 2014 Options will vest and all outstanding unvested performance-vested 2013 Options and 2014 Options will vest at target (except with respect to portions of such unvested performance-vested 2013 Options and 2014 Options that relate to performance periods that have been completed, which portions shall not vest). Upon becoming vested and exercisable the 2013 Options and 2014 Options will remain exercisable until the date set forth in the applicable stock option award agreement, and any unexercised portion of the 2013 Options and 2014 Options shall thereupon expire.

(d) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (A) Mark H. Rachesky and Carl C. Icahn (including each of their respective affiliates) and (B) employee or retiree benefit plans or trusts sponsored or established by the Company or Navistar, Inc., is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, (ii) the following individuals cease for any reason to constitute at least 50% of the number of directors then serving on the Board of Directors: individuals who, on the date hereof, constitute the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved by the vote of at least two-thirds (2/3) of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; (iii) any dissolution or liquidation of the Company or Navistar, Inc. or sale or disposition of all or substantially all (more than 50%) of the assets of the Company or of Navistar, Inc. occurs; or (iv) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation, contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board of Directors immediately prior to the first public announcement relating to such Control Transaction shall immediately thereafter, or within two (2) years, cease to constitute a majority of the Board of Directors. Notwithstanding the foregoing, the sale or disposition of any or all of the assets or stock of Navistar Financial Corporation shall not be deemed a Change in Control.

7. Confidentiality; Non-Disparagement; Non-Solicitation; Non-Competition; Cooperation. Executive agrees to be bound by the covenants of this Section 7 and acknowledges that the covenants contained within this Section 7 are essential elements of this Agreement. As such, Executive agrees that he shall:

(a) at all times during the Services Term and following termination of employment and service for any reason, hold in the strictest confidence and not disclose, divulge or appropriate, directly or indirectly, for personal use or the use of others, except as may be required in Executive’s work for the Company, any confidential, secret, proprietary or privileged information pertaining to the business of NIC obtained during Executive’s employment by NIC (collectively, “Confidential Information”), including but not limited to (i) information related to all relationships of NIC with its customers or clients which Executive would not, but for his relationship with NIC, have had contact with (collectively, “Customers”) (including the identities of NIC’s primary contacts at such Customers), trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding plans for research, trade secrets, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, investors and Customers; and (iii) information regarding the skills and compensation of other employees of NIC;

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(b) at all times during the Services Term and following a termination of employment and service for any reason, refrain from publishing, providing, or soliciting, directly or indirectly, any oral or written statements about NIC or any of its respective officers, directors, employees, agents, representatives, products, or practices that may be considered disparaging, slanderous, libelous, derogatory, or defamatory, or which may reasonably be expected to tend to injure the reputation or business of NIC or any of its respective officers, directors, employees, agents, representatives, products, or practices; provided that such restriction shall not limit Executive’s ability to provide truthful testimony as required by law or any judicial or administrative process;

(c) at all times during the Services Term and for a period of twenty-four (24) months immediately following termination of employment and service for any reason, not, directly or indirectly (whether as owner, principal, agent, partner, officer, director, employee, consultant, investor, lender or otherwise), provide services to any other business or organization anywhere in the United States of America or its territories, Canada, Mexico, Brazil, United Kingdom, Germany, South Africa, United Arab Emirates, India and the People’s Republic of China, or any other country in which NIC, directly or indirectly including through a joint venture, strategic alliance or other similar arrangement, conducts business at the time of Executive’s termination of employment and service that competes with the business of NIC by (i) manufacturing, selling or servicing medium or heavy duty automotive vehicles with diesel powered engines (including commercial trucks, commercial buses, school buses, recreational vehicles, and military vehicles), parts or components for such vehicles, diesel powered engines for such vehicles, parts or components for diesel powered engines for such vehicles; (ii) providing financing or financing- related services related to any of the business activities listed in Section 7(c)(i) above; or (iii) providing other services or products which are the same as or substantially similar to those provided by NIC at the time of Executive’s termination of employment and service; provided, however, that such restriction shall not prohibit Executive’s purchase or ownership of less than five percent (5%) of the outstanding voting stock of a publicly-held company so long as such ownership is passive in nature; provided, further, notwithstanding anything in this Agreement to the contrary, (y) the ownership by Executive of a dealership (or group of dealerships) for the retail sale and service of medium or heavy duty automotive vehicles with diesel powered engines (including commercial trucks, commercial buses, school buses, recreational vehicles, and military vehicles), parts or components for such vehicles, diesel powered engines for such vehicles, and parts or components for diesel powered engines for such vehicles, and (z) the providing of financing or financing related services to customers in connection with the business described in above clause (y), shall not be deemed to be a violation of this Agreement and particularly, of this Section 7(c);

(d) at all times during the Services Term and for a period of twenty-four (24) months immediately following a termination of employment and service for any reason, refrain, without the written consent of the Company or NAVISTAR, INC., from, directly or indirectly, (i) recruiting or soliciting any employee, consultant, contractor, agent, or representative of NIC for employment or for retention as a consultant or service provider for any entity other than NIC; (ii) encouraging any employee, consultant, contractor, agent, or representative of NIC to leave its employ or cease his relationship with NIC; (iii) hiring any person who is then an employee, consultant, contractor, agent, or representative of NIC for any entity other than NIC, or providing names or other information about such employee, consultant, contractor, agent, or representative to any person or business under circumstances which could lead to the use of that information for purposes of recruiting or hiring for any entity other than NIC; (iv) interfering with the relationship of NIC with any of its employees, consultants, contractors, agents, or representatives; (v) soliciting or inducing, or in any manner attempting to solicit or induce, any Customer, or prospect of NIC (1) to cease being, or not to become, a client or customer of NIC; or (2) to divert any business of such Customer or prospect from NIC, or (vi) otherwise interfering with, disrupting, or attempting to interfere with or disrupt, the relationship, contractual or otherwise, between NIC and any of its Customers, prospects, suppliers, employees, consultants, contractors, agents, or representatives; and

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(e) at all times during the Services Term and for a period of twenty-four (24) months immediately following termination of employment and service for any reason, cooperate with and provide assistance to NIC at any time and in any manner reasonably required by NIC or its respective counsel in connection with any litigation or other legal process affecting NIC, or in answering questions concerning any other matter, in which Executive was involved or had knowledge of during the course of his employment and service (other than any dispute between the Parties concerning this Agreement); provided that (i) the Company and NAVISTAR, INC. shall have provided Executive with advance written notice of the request to cooperate or assist; (ii) the Company and NAVISTAR, INC. shall reimburse Executive’s reasonable attorneys’ fees and costs and such other expenses in connection with said cooperation and assistance promptly after Executive submits a written request therefor together with copies of the invoices substantiating such expenses, but in no event shall payment of any such fees, costs, and expenses be made after the last day of Executive’s taxable year following the taxable year in which the expense was incurred; provided that prior to reimbursement Executive first delivers a written undertaking to the Company and NAVISTAR, INC. to repay all such attorneys’ fees and costs and expenses paid to Executive prior to the final disposition of the litigation or other legal process affecting NIC if it ultimately be determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to reimbursement of such attorneys’ fees and costs and expenses; and (iii) that after the termination of employment and service for any reason, such cooperation and assistance shall not require Executive to forgo or significantly interrupt any professional or personal commitment that he reasonably deems significant or to take any action that, in his reasonable judgment, could impair his ability to perform the responsibilities of or could jeopardize the continuation of his then current employment or self-employment.

(f) Executive acknowledges and agrees that NIC’s businesses is intensively competitive, Executive’s employment and service required Executive to have access to and knowledge of NIC’s confidential information and trade secrets, the Customers have required a significant degree of difficulty, number of years, an amount of money by NIC to acquire and develop, Executive has had significant personal contact with and knowledge of the Customers, and the duration of the Customer’s association with NIC and the continuity of the Customer-NIC relationships are of the utmost importance to the success of NIC’s business. Executive also acknowledges and agrees that the business of NIC is conducted nationally and internationally and agrees that the provisions in the foregoing sentence will operate throughout the United States of America or its territories, Canada, Mexico, Brazil, United Kingdom, Germany, South Africa, United Arab Emirates, India and the People’s Republic of China, and any other country in which NIC conducts business at the time of Executive’s termination of employment and service with NIC. Executive further acknowledges and agrees that Executive holds a senior management role at NIC and that, if Executive were to hold a management position with a competitor of NIC, Executive would be able to exploit unfairly Confidential Information or Customer-NIC relationships. Accordingly, Executive acknowledges and agrees that the foregoing covenants set forth in this Section 7 are reasonable, including as to scope, activity, subject, geography and duration, and that irreparable injury will result to NIC in the event of any violation by Executive of these covenants, and that said covenants are a condition precedent to the Company’s and NAVISTAR, INC.’s willingness to enter into this Agreement. In the event that any of the foregoing covenants are violated, the Company and NAVISTAR, INC. shall be entitled, in addition to any other remedies and damages available under law, equity, or otherwise, to recoup, offset, suspend, or terminate any or all separation payments and benefits previously paid or otherwise subsequently owed to Executive under this Agreement, to injunctive relief from any court of competent jurisdiction to restrain the violation of such covenants, and/or to prevent any threatened violation by Executive, and/or by any person or persons acting for, or in concert with, Executive in any capacity whatsoever, without posting a bond or other security. In addition, if such a court deems that any of the foregoing covenants are unreasonable, the Parties agree that the maximum permissible period and scope prescribed by such court shall be substituted for the stated period and scope.

8. Non-Disparagement. At all times during the Services Term and following termination of employment and service for any reason, members of the Board and executive officers of each of the Company and NAVISTAR, INC. shall refrain from publishing, providing or soliciting, directly or indirectly, any oral or written statements about Executive that may be considered disparaging, slanderous, libelous, derogatory or defamatory, or that may reasonably be expected to injure the reputation of Executive, provided that such restriction shall not limit such persons’ ability to provide truthful testimony as required by law or any judicial or administrative process.

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9. Limitation on Payments.

(a) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment or service, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Sections 3 or 6 of this Agreement, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (A) reduction of any cash payment, excluding any cash payment with respect to the acceleration of equity awards, that is otherwise payable to Executive that is exempt from Section 409A, (B) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A and (C) reduction of any payment with respect to the acceleration of equity awards that is otherwise payable to Executive that is exempt from Section 409A.

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

10. No Mitigation/Offset. In the event of any termination of employment and service hereunder, Executive shall be under no obligation to seek other employment, and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. The amounts payable hereunder shall not be subject to set off, counterclaim, recoupment or defense. The preceding sentence shall not limit the Company’s right to enforce the recoupment, offset, suspension and termination provisions set forth in Section 7 (c) above or the repayment provision in Section 15 below.

11. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificate of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification to be determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than provided to any other Company executive officer or director.

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12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death as well as any beneficiaries duly designated by Executive prior to his death in accordance with the terms hereof, and (b) any successor of the Company and NAVISTAR, INC. Any such successor of the Company and NAVISTAR, INC. will be deemed substituted for the Company and NAVISTAR, INC. under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company or NAVISTAR, INC. The Company and NAVISTAR, INC. shall require their respective successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and NAVISTAR, INC. would be required to perform it if no such succession had taken place. Notwithstanding the foregoing, the Company and NAVISTAR shall remain, with such successor, jointly and severally liable for all of their obligations hereunder. Except as herein provided, this Agreement may not otherwise be assigned by the Company or NAVISTAR, INC. and any attempted assignment in contravention hereof will be null and void. Executive may designate one or more persons or entities as the primary or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing reasonably acceptable to the Board or the Board’s designee. Executive may make or change such designation at any time. Except as approved by the Board or the Board’s designee, none of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing in accordance with the terms of this Section 13:

If to the Company, NIC, or NAVISTAR, INC.:

2706 Navistar Drive Lisle, Illinois 60532 Attn: General Counsel

With a copy (not constituting notice) to:

Thomas A. Cole Sidley Austin LLP One South Dearborn Chicago, Illinois 60603

If to Executive:

at the last residential address known by the Company. With a copy (not constituting notice) to:

Edward C. Dawda Dawda, Mann, Mulcahy & Sadler, PLC 39533 Woodward Avenue, Suite 200 Bloomfield Hills, Michigan 48304

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14. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision, unless such omission would substantially impair the rights or benefits of any Party hereto.

15. Enforcement. Each Party agrees that any controversy or claim arising out of or relating to this Agreement or the alleged breach hereof shall be instituted in the United States District Court for the Northern District of Illinois, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in the State of Illinois, and Executive and the Company and NAVISTAR, INC. hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that any such Party may have to personal jurisdiction, the laying of venue of any such proceedings and any claim or defense of inconvenient forum.

Any award shall be payable to Executive no later than the end of the Executive’s first taxable year in which the Company and NAVISTAR, INC. either concede the amount (or portion of the amount) payable or is required to make payment pursuant to a judgment by a court, and shall include interest on any amounts due and payable to Executive from the date due to the date of payment, calculated at one hundred and ten percent (110%) of the prime rate in effect at the Northern Trust Company (or any successor thereto) in the first of each month.

If it is necessary or desirable for Executive to retain legal counsel or incur other costs and expenses in connection with the enforcement of any or all of Executive’s rights under this Agreement, the Company and NAVISTAR, INC. shall, within thirty (30) days after receipt of an invoice certifying payment by Executive of such attorney fees, or payment of such other costs and expenses, reimburse Executive’s reasonable attorneys’ fees and costs and such other expenses, including expenses of any expert witnesses, in connection with the enforcement of said rights; provided, that to the extent (and only to the extent) such expenses are subject to Section 409A, in no event shall any payment of Executive’s fees, costs, and expenses be made after the last day of Executive’s taxable year following the taxable year in which the expense was incurred; provided, further, that Executive shall repay any such advance of fees, costs, and expenses (and no additional advances or reimbursements shall be made) (i) if there is a specific judicial finding that Executive’s request to litigate was frivolous, unreasonable or without foundation; (ii) if it has been finally determined that Executive’s termination of employment for Cause was proper; or (iii) if the Board determines in good faith that as of the date of Executive’s termination of employment and service, grounds for an involuntary termination for Cause had existed.

16. Integration; Modification; Waiver. This Agreement, together with the option award agreements described in Section 3(c) hereof, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. For the avoidance of doubt, upon the execution of this Agreement by the Parties, Executive’s Executive Severance Agreement shall be terminated and of no further effect. No waiver, alteration, or modification of any of the provisions of this Agreement or the option award agreements will be binding unless in a writing that is signed by duly authorized representatives of the Parties. In entering into this Agreement, no Party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18. Headings; Construction. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement and shall not be applied to the construction of this Agreement. No provision of this Agreement shall be interpreted or construed against any Party because that Party or its legal representative drafted that provision. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive

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meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (e) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole, and (f) the terms “dollars” and “$” refer to United States dollars. Section, subsection, exhibit and schedule references are to this Agreement as originally executed unless otherwise specified. Any reference herein to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time. Any reference herein to any person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to any required withholding of applicable taxes.

20. Legal Fees. The Company will pay the legal fees, up to a maximum of $10,000, incurred by Executive in connection with the negotiation and execution of this Agreement, payable upon submission of the billing statement or paid receipt for such services rendered by Executive’s counsel.

21. Governing Law. This Agreement will be governed by and construed in accordance with applicable federal laws and, to the extent not inconsistent therewith or preempted thereby, with the laws of the State of Illinois, including any applicable statutes of limitation, without regard to any otherwise applicable principles of conflicts of laws or choice of law rules (whether of the State of Illinois or any other jurisdiction) that would result in the application of the substantive or procedural rules or law of any other jurisdiction.

22. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23. Internal Revenue Code Section 409A. Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with Section 409A. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment and service with the Company for purposes of entitlement to any payments under this Agreement which are subject to Section 409A until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent. If, as of the Date of Termination, Executive is a “specified employee” as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to Executive under this Agreement within six (6) months of his “separation from service” (as determined under Section 409A) constitutes an amount of deferred compensation for purposes of Section 409A and is considered for purposes of Section 409A to be owed to Executive by virtue of his separation from service, then to the extent necessary to avoid the imposition of taxes under Section 409A, such amount or benefit will not be paid or provided during the six-month period following the date of Executive’s separation from service and instead shall be paid or provided on the first business day that is at least seven (7) months following the date of Executive’s separation from service, together with interest thereon from the date(s) originally due. Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other

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calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. For purposes of this Agreement, notwithstanding any other provision of this Agreement to the contrary, the Executive’s employment and service shall be deemed to have terminated only if (i) Executive is not, immediately after such event, employed by the Company, or any other person with whom Executive’s legal employer would be considered a single employer under Section 414(b) or 414(c) of the Code (collectively the “Controlled Group”), and (ii) to the extent (and only to the extent) that a “payment” (as defined in Section 409A) provided to Executive under this Agreement is subject to Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A. The termination of Executive’s employment by any member within the Controlled Group shall be deemed to be a termination by the Company for purposes of this Agreement if the conditions imposed by the immediately preceding sentence are met.

24. Counterparts. This Agreement may be executed in counterparts (including via facsimile or the electronic exchange of portable document format [PDF] copies), and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company and NAVISTAR, INC. by a duly authorized officer, on the day and year written below.

NAVISTAR INTERNATIONAL CORPORATION

/s/ Andrew J. Cederoth

By: Andrew J. Cederoth Title: Executive Vice President and Chief Financial Officer	Date: April 22, 2013

NAVISTAR, INC.

/s/ Andrew J. Cederoth

By: Andrew J. Cederoth Title: Executive Vice President and Chief Financial Officer	Date: April 22, 2013

EXECUTIVE:

/s/ Troy A. Clarke
Troy A. Clarke	Date: April 22, 2013

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EXHIBIT A

Form of Navistar International Corporation 2013 Performance Incentive Plan

Stock Option Agreement

1.	Grant of Option. Pursuant to the terms of that certain Employment and Services Agreement (the “Employment Agreement”), effective April 15, 2013, by and among you, Navistar International Corporation, a Delaware corporation (the “Corporation”), and Navistar, Inc., a Delaware corporation and the principal operating subsidiary of the Corporation, the Corporation hereby grants to the Optionee named in the Notice of Stock Option Grant (the “Notice of Grant”) the right and option (this “Option”) to purchase all or any part of an aggregate of the total number of shares of Common Stock (the “Shares”) set forth in the Notice of Grant at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”) subject to the terms, definitions, restrictions, and conditions of the 2013 Performance Incentive Plan, as amended (the “Plan”) or any successor plan, which is incorporated into this Stock Option Agreement (the “Agreement”) by reference. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

As designated in the Notice of Grant this Option is a Non-Qualified Stock Option (“NQO”) and is not intended to be treated as a stock option described in subsection (b) of Section 422 of the Code.

2.	Acceptance of Terms and Conditions. By accepting this Option, the Optionee agrees to be bound by the terms and conditions of this Agreement, the Plan and any and all conditions established by the Corporation in connection with Stock Options issued under the Plan, and understands that this Option does not confer any legal or equitable right (other than those constituting the Option itself) against the Corporation or any of its subsidiaries (collectively, the “Navistar Companies”), directly, or indirectly, or give rise to any cause of action at law or in equity against the Navistar Companies.

3.	Term of Option. The term of this Option shall be for a period of (7) seven years from the Date of Grant set forth in the Notice of Grant and, subject to the terms and conditions of the Plan, provided, however that this Option shall expire on the Expiration Date set forth in the Notice of Grant and must be exercised, if at all, on or before the Expiration Date.

4.	Exercise of Option.

a.	Right to Exercise. This Option may be exercised, at any time or from time to time during said term, in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Agreement as to all full shares that have become so purchasable. Except as otherwise provided in the Plan or this Agreement, the Option may not be exercised unless the Optionee shall, at the time of exercise be an Employee of the Navistar Companies.

b.	Method of Exercise. Subject to the terms and conditions contained in this Agreement and the Plan, the Option may be exercised by giving notice as provided in instructions issued by the Corporate Secretary for the exercise of options generally, which instructions may provide for the use of agents, including stock brokers, to effect exercise of options, or in the absence of such instructions, by written notice to the Corporate Secretary of the Corporation at the location of its principal office at the time of exercise, which is currently located at 2701 Navistar Drive, Lisle, Illinois 60532. Such notice shall state the election to exercise the Option and the number of Shares in respect of which it is being exercised, shall be signed by the person or persons so exercising the Option and shall be accompanied by instructions to the Corporate Secretary to exercise, in whole or in part, through a cashless exercise, net-exercise (as defined in the Plan), or other arrangements through agents, including stockbrokers, under arrangements established by the Corporation for the exercise of the Option, or, if not covered by such instructions, for payment of the full purchase price of said Shares by cash, including a personal check made payable to the Corporation, or by delivering at Fair Market Value on the date of exercise unrestricted Common Stock already owned by the Optionee, or by any combination of cash and Common Stock, and in either case, by payment to the Corporation of any withholding tax. In the event that the Option shall be exercised, pursuant to Section 4 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or the persons to exercise the Option. The date of exercise of the Option shall be the date on which the aforesaid written notice, properly executed and accompanied as aforesaid, is received under the Corporate Secretary’s instructions or by the Corporate Secretary. The payment due to the Optionee upon exercise of the Option will be settled solely in Common Stock. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

c.	Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (i) cash; (ii) check; (iii) consideration received by the Corporation under a cashless exercise program; or (iv) surrender of other shares of Common Stock of the Corporation which (x) in the case of shares acquired upon exercise of an option or otherwise, have been owned by the Optionee for such period of time (if any) as may be required to avoid a charge to the Corporations earnings, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the exercised Shares.

d.	Tax Withholding Obligations. As a condition to the exercise of this Option, the Optionee agrees to make adequate provision for federal, state, local statute, ordinance, rule, regulation or any other tax withholding obligations, if any, which arise upon the exercise of the Option or disposition of Shares subject to the Option, whether by withholding, direct payment to the Corporation, or otherwise. Shares which otherwise would be delivered to the holder of the Option may be delivered, at the election of the holder, to the Corporation in payment of federal, state and/or local withholding taxes due in connection with an exercise.

e.	Transfer of Shares. No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise compiles with relevant provisions of law (including the Federal and State securities laws) and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such exercised Shares.

5.	Termination of Option and Vesting and Exercise of Option Following Termination of Employment.

a.	Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Notice of Grant (the “Expiration Date”).

b.	Termination of Employment by the Navistar Companies without Cause or by Optionee for Constructive Termination. If Optionee’s employment with the Navistar Companies terminates by reason of (i) the Navistar Companies’ termination of Optionee’s employment other than for Cause (as defined in the Employment Agreement), death, or Disability (as defined in Section 5(c) below) or (ii) by Optionee due to Constructive Termination (as defined in the Employment Agreement), then, in any such case, a pro rata portion of the Option shall vest, which for this purpose shall be determined based on a fraction, the numerator of which is the number of whole months from the Date of Grant through the Date of Termination (as defined in the Employment Agreement), or if one or more Vesting Dates has occurred, the number of whole months from the most recent Vesting Date through the Date of Termination (in each case including the month in which the termination occurs if such termination occurs on or after the 15th day of that month) and the denominator of which is (1) 36, if the termination occurs prior to the first anniversary of the Grant Date, (2) 24, if the termination occurs on or after the first anniversary of the Grant Date but prior to the second anniversary of the Grant Date or (3) 12, if the termination occurs on or after the second anniversary of the Grant Date but prior to the third anniversary of the Grant Date. The Shares, to the extent vested on the Date of Termination or which become vested pursuant to this Section 5(b), may be exercised by the Optionee until and including the earlier to occur of (i) the date which is twelve (12) months after the Date of Termination and (ii) the Expiration Date.

c.	Termination of Employment Due to Disability. In the event of a termination of employment due to total and permanent disability, as defined by the Corporation’s long term disability programs (“Disability”), the Optionee, may exercise the Option, to the extent the Option is exercisable or becomes exercisable under its terms, at any time within (3) three years after such termination or, if later, the date on which the Option becomes exercisable with respect to such Shares, but not after the Expiration Date.

d.	Termination of Employment Due to Death. In the event of the death of the Optionee, any Option exercisable under this Agreement may be exercised by a legatee, or by the personal representatives or distributees, until and including the earlier to occur of (i) the date which is two (2) years after the date of Optionee’s death and (ii) the Expiration Date. If death occurs while employed by the Navistar Companies or during the (3) three year period specified in Section 5(c) above, the Option may be exercised to the extent of the remaining Shares covered by the Option whether or not such Shares were exercisable at the date of death. If death occurs during the (12) twelve month period specified in Sections 5(b), 5(e) or 5(g), the Option may be exercised to the extent of the number of Shares that were exercisable at the date of death.

e.	Termination of Employment by Optionee Other Than Due to Constructive Termination. In the event the Optionee terminates his employment with the Navistar Companies for any reason other than Constructive Termination, then the Option, to the extent vested on the Date of Termination, may be exercised by the Optionee until and including the earlier to occur of (i) the date which is twelve (12) months after the Date of Termination and (ii) the Expiration Date.

f.	Termination of Employment by the Navistar Companies for Cause. In the event the Optionee’s employment is terminated by the Navistar Companies due to Cause, the Option, whether or not vested, shall terminate immediately upon such termination of employment.

g.	Change in Control. In the event of the termination of the Optionee’s employment by the Navistar Companies without Cause or by the Optionee for Constructive Termination, in either case, during the twenty-four (24) months after the date of the then-most recent Change in Control (or during the ninety (90) days preceding the date of a Change in Control if Executive’s employment and service with the Navistar Companies is terminated by the Navistar Companies without Cause in contemplation of such Change in Control), then the Option shall be 100% vested upon such termination of employment and the Option may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is twelve (12) months after the Date of Termination and (ii) the Expiration Date. Change in Control shall have the meaning ascribed to such term in the Employment Agreement.

6.	Non Transferability of Option. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option shall be exercisable, during the lifetime of the Optionee, only by the Optionee. The designation of a beneficiary does not constitute a transfer. Without limiting the generality of the foregoing, the Option may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option shall be null and void and without effect. The terms of the Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

7.	Rights of a Stockholder. The Optionee shall have none of the rights of a stockholder with respect to any of the Shares of Common Stock subject to the Option until such Shares shall be issued upon the exercise of the Option.

8.	Extraordinary Item; Coordination with Local Law. By voluntarily acknowledging and accepting this Agreement, the Optionee acknowledges and understands that (a) the Option is an extraordinary item relating to compensation for future services to the Navistar Companies and are not under any circumstances to be considered compensation for past services; (b) the Option is not part of normal or expected compensation or salary for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, service-based awards, pension or retirement benefits or similar payments; and (c) notwithstanding any terms or conditions of the Plan or this Agreement to the contrary, in the event of the Optionee’s involuntary termination of employment with the Navistar Companies, the Optionee’s right to receive future Options under the Plan and to vest in the Options shall terminate as of the date that the Optionee is no longer actively employed and will not be extended by any notice period under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); provided, however, that to the extent the Optionee retains any right to continue to vest in the Options and to exercise the Options pursuant to and in accordance with the Plan and this Agreement following such termination, the right to so vest and exercise shall be measured from the date the Optionee terminates active employment with the Navistar Companies and shall not be extended by any notice period under local law.

9.	No Guarantee of Continued Service. Optionee acknowledges and agrees that the vesting of Shares pursuant to the vesting schedule in the Notice of Grant is earned only by continuing employment as CEO at the will of the Corporation (not through the act of being hired, being granted this Option or acquiring Shares under this Agreement). The Optionee further acknowledges and agrees that nothing in the Agreement, nor in the Plan which is incorporated in this Agreement by reference, shall confer upon the Optionee any right with respect to continuation as the Corporation’s CEO, nor shall it interfere in any way with his right or the Navistar Companies right to terminate his employment relationship at any time, with or without cause.

10.	Non-Competition. In consideration of the Option granted under this Agreement which may become exercisable pursuant to the Vesting Schedule set out in the Notice of Grant above, the Optionee agrees to be bound by the covenants of this Section 10. The Optionee acknowledges that the covenants contained within this Section 10 are essential elements of this Agreement, and that, but for the agreement of the Optionee to comply with such covenants, the Corporation would not have entered into this Agreement. The right to exercise this Option shall be made with respect to the covenants of this Section 10 at such time(s) when all other terms and conditions of the Agreement and the Plan have been satisfied. The Optionee agrees that he shall:

At all times during the vesting period and for a period of twenty-four (24) months immediately following termination of employment and service for any reason, not, directly or indirectly (whether as owner, principal, agent, partner, officer, director, employee, consultant, investor, lender or otherwise), provide services to any other business or organization anywhere in the United States of America or its territories, Canada, Mexico, Brazil, United Kingdom, Germany, South Africa, United Arab Emirates, India and the People’s Republic of China, or any other country in which the Navistar Companies, directly or indirectly, including through a joint venture, strategic alliance or other similar arrangement, conducts business at the time of the Optionee’s termination of employment and service that competes with the business of the Navistar Companies by (1) manufacturing, selling or servicing medium or heavy duty automotive vehicles with diesel powered engines (including commercial trucks, commercial buses, school buses, recreational vehicles, and military vehicles), parts or components for such vehicles, diesel powered engines for such vehicles, parts or components for diesel powered engines for such vehicles, (2) providing financing or financing-related services related to any such manufacturing, selling or servicing activities specified in clause (1), or (3) providing other services or products which are the same as or substantially similar to those provided by the Navistar Companies at the time of the Optionee’s termination of employment and service; provided, however, that such restriction shall not prohibit Optionee’s purchase or ownership of less than five percent (5%) of the outstanding voting stock of a publicly-held company so long as such ownership is passive in nature; provided, further, notwithstanding anything in this Agreement to the contrary, (y) the ownership by Optionee of a dealership (or group of dealerships) for the retail sale and service of medium or heavy duty automotive vehicles with diesel powered engines (including commercial trucks, commercial buses, school buses, recreational vehicles, and military vehicles), parts or components for such vehicles, diesel powered engines for such vehicles, and parts or components for diesel powered engines for such vehicles, and (z) the providing of financing or financing related services to customers in connection with the business described in above clause (y), shall not be deemed to be a violation of this Agreement and particularly, of this Section 10.

The Optionee acknowledges and agrees that the foregoing covenants set forth in this Section 10 are reasonable, including without limitation, as to scope, activity, subject, geography and duration, and that irreparable injury will result to the Navistar Companies in the event of any violation by the Optionee of these covenants, and that said covenants are a condition precedent to the Corporation and the Navistar Companies willingness to enter into this Agreement and grant the Option set forth in this Agreement. In the event that any of the foregoing covenants are violated, the Corporation and the Navistar Companies shall be entitled, in addition to any other remedies and damages available under law, equity, or otherwise, to recoup, offset, suspend, or terminate this Option and benefits previously paid or otherwise subsequently owed to the Optionee under this Agreement, to injunctive relief from any court of competent jurisdiction to restrain the violation of such covenants, and/or to prevent any threatened violation by the Optionee, and/or by any person or persons acting for, or in concert with, the Optionee in any capacity whatsoever, without posting a bond or other security. In addition, if such a court deems that any of the foregoing covenants are unreasonable, the Corporation and Optionee agree that the maximum permissible period and scope prescribed by such court shall be substituted for the stated period and scope.

11.	Consent to Transfer Personal Data. By accepting this Agreement, the Optionee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 11. The Optionee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Optionee’s ability to participate in the Plan. The Corporation holds certain personal information about the Optionee, which may include the Optionee’s name, home address and telephone number, facsimile number, e-mail address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, equity or benefit statements, any shares of stock or directorships in the Corporation, details of all options, RSUs, or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Optionee’s favor, for the purpose of managing and administering the Plan

(“Data”). The Navistar Companies will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee’s participation in the Plan, and the Corporation may further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States of America. The Optionee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock or cash on the Optionee’s behalf to a broker or other third party with whom the Optionee may elect to deposit any lump sum cash payment or shares of Common Stock acquired pursuant to the Plan. The Optionee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Corporate Secretary for the Corporation; however, withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan.

12.	Electronic Delivery. The Corporation may, in its sole discretion decide to deliver any documents related to Stock Options awarded under the Plan or future Stock Options that may be awarded under the Plan by electronic means or request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.

13.	Amendment. Except as otherwise specified in this Agreement, this Agreement may be amended only by a writing executed by the Corporation and the Optionee that specifically states that it is so amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended by the Committee, without the consent of the Optionee, by a writing that specifically states that it is so amending this Agreement, so long as a copy of such amendment is delivered to the Optionee, and provided that no such amendment that eliminates or adversely affects any right or obligation of the Optionee hereunder may be made without the Optionee’s consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Optionee, the provisions of the this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Agreement as a result of a mistake of fact or any change in applicable laws or regulations or any future law, regulation, ruling or judicial decisions, provided that any such change shall be applicable only to the Options that are then subject to terms or conditions of this Agreement.

14.	Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by appropriate authority under the law of any jurisdiction applicable to this Agreement, the same shall not affect, in any respect whatsoever, the validity, legality, or enforceability of any other provision of this Agreement, and this Agreement shall continue, to the fullest extent permitted by law, as if such invalid, illegal, or unenforceable provision were omitted and/or modified by such appropriate authority so as to preserve its validity, legality, or enforceability, unless such omission or modification would substantially impair the rights or benefits under this Agreement of the Optionee or the Corporation.

15.	Construction. A copy of the Plan has been given to the Optionee and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Corporation or can be requested in writing sent to the Corporate Secretary, Navistar International Corporation, 2701 Navistar Drive, Lisle, Illinois 60532. To the extent that any provisions of this Agreement violate or are inconsistent with any provisions of the Plan, this Agreement shall govern and any inconsistent provision in the Plan shall be of no force or effect. Optionee acknowledges that the Plan may be amended, prospectively or retroactively in order to comply with the requirements of the Internal Revenue Code, and Optionee agrees to comply with the terms of the Plan as so amended from time to time.

16.	Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement or the Plan will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive on all persons for all purposes.

17.	Successors and Assigns. This Agreement shall be binding upon and, subject to the conditions hereof, inure to the benefit of the Corporation, its successors and assigns, and the Optionee and their successors and assigns.

18.	Entire Understanding. This Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind either party hereto.

19.	Governing Law. Subject to the terms of the Plan, all matters arising under this Agreement including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Illinois, without regard to the conflicts of law provisions of that State or any other jurisdiction. The Optionee and the Corporation agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in Illinois, and the Optionee agrees to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

20.	Signature. This Agreement shall be deemed executed by the Corporation and the Optionee upon execution by such parties (or upon the Optionee’s online acceptance) of the Notice of Grant.

EXHIBIT B

Form of Navistar International Corporation 2013 Performance Incentive Plan

Non-Qualified Performance-Based Stock Option Agreement

1.	Grant of Option. Pursuant to the terms of that certain Employment and Services Agreement (the “Employment Agreement”), effective April 15, 2013, by and among you, Navistar International Corporation, a Delaware corporation (the “Corporation”), and Navistar, Inc., a Delaware corporation and the principal operating subsidiary of the Corporation, the Corporation hereby grants to the Optionee named in the Notice of Performance Stock Option Grant (the “Notice of Grant”) the right and option (this “Option”) to purchase all or any part of the maximum number of shares of Common Stock (the “Shares”) set forth in the Notice of Grant at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”) subject to satisfying the vesting and performance conditions set forth on Exhibit A attached hereto and the terms, definitions, restrictions, and conditions of the 2013 Performance Incentive Plan (the “Plan”) or any successor plan, which is incorporated into this Non-Qualified Performance-Based Stock Option Agreement (the “Agreement”) by reference. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

As designated in the Notice of Grant this Option is a Non-Qualified Stock Option (“NQO”) and is not intended to be treated as a stock option described in subsection (b) of Section 422 of the Code.

2.	Acceptance of Terms and Conditions. By accepting this Option, the Optionee agrees to be bound by the terms and conditions of this Agreement, the Plan and any and all conditions established by the Corporation in connection with Stock Options issued under the Plan, and understands that this Option does not confer any legal or equitable right (other than those constituting the Option itself) against the Corporation or any of its subsidiaries (collectively, the “Navistar Companies”), directly, or indirectly, or give rise to any cause of action at law or in equity against the Navistar Companies.

3.	Term of Option. Subject to the Option satisfying the vesting and performance conditions set forth on Exhibit A attached hereto, and all other terms and conditions of the Plan and this Agreement, the term of this Option shall be for a period of (7) seven years from the Date of Grant set forth in the Notice of Grant and shall expire on the Expiration Date set forth in the Notice of Grant and must be exercised, if at all, on or before the Expiration Date. Notwithstanding any other provisions governing expiration of the Option provided in the Plan and this Agreement, if any of the performance conditions set forth on Exhibit A are not satisfied, then the portion of this Option subject to such performance conditions shall expire at the end of the corresponding Performance Period.

4.	Vesting. Except as otherwise provided herein, the right of the Optionee to exercise this Option, if any, shall become vested based on the certification by the Compensation Committee of the Board of Directors of the Corporation of the achievement of the performance conditions set forth in Exhibit A attached hereto, provided, however, that vesting shall occur only if the Optionee remains continuously employed by and provides services to the Corporation as CEO from the Date of Grant of the Option until the applicable Vesting Date. Subject to Section 6 below, at the end of each Performance Period, the Corporation will calculate the actual number of Options that vested pursuant to the Agreement, if any, based on actual performance during the applicable Performance Period and notify Optionee.

5.	Exercise of Option.

a.	Right to Exercise. Subject to the Option satisfying the vesting and performance conditions set forth in this Agreement and Exhibit A, this Option may be exercised at any time prior to its expiration, after the end of the applicable Performance Period and pursuant to the applicable provisions of the Plan and this Agreement as to all full shares that have become so exercisable. Except as otherwise provided in the Plan or this Agreement, the Option may not be exercised unless the Optionee shall, at the time of exercise, be an Employee of the Navistar Companies.

b.	Method of Exercise. Subject to the terms and conditions contained in this Agreement and the Plan, the Option may be exercised by giving notice as provided in instructions issued by the Corporate Secretary for the exercise of options generally, which instructions may provide for the use of agents, including stock brokers, to effect exercise of options, or in the absence of such instructions, by written notice to the Corporate Secretary of the Corporation at the location of its principal office at the time of exercise, which is currently located at 2701 Navistar Drive, Lisle, Illinois 60532. Such notice shall state the election to exercise the Option and the number of Shares in respect of which it is being exercised, shall be signed by the person or persons so exercising the Option and shall be accompanied by instructions to the Corporate Secretary to exercise, in whole or in part, through a cashless exercise, net-exercise (as defined in the Plan), or other arrangements through agents, including stockbrokers, under arrangements established by the Corporation for the exercise of the Option, or, if not covered by such instructions, for payment of the full purchase price of said Shares by cash, including a personal check made payable to the Corporation, or by delivering at Fair Market Value on the date of exercise unrestricted Common Stock already owned by the Optionee, or by any combination of cash and Common Stock, and in either case, by payment to the Corporation of any withholding tax. In the event that the Option shall be exercised, pursuant to Section 5 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or the persons to exercise the Option. The date of exercise of the Option shall be the date on which the aforesaid written notice, properly executed and accompanied as aforesaid, is received under the Corporate Secretary’s instructions or by the Corporate Secretary. The payment due to the Optionee upon exercise of the Option will be settled solely in Common Stock. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

c.	Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (i) cash; (ii) check; (iii) consideration received by the Corporation under a cashless exercise program; or (iv) surrender of other shares of Common Stock of the Corporation which (x) in the case of shares acquired upon exercise of an option or otherwise, have been owned by the Optionee for such period of time (if any) as may be required to avoid a charge to the Corporations earnings, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the exercised Shares.

d.	Tax Withholding Obligations. As a condition to the exercise of this Option, the Optionee agrees to make adequate provision for federal, state, local statute, ordinance, rule, regulation or any other tax withholding obligations, if any, which arise upon the exercise of the Option or disposition of Shares subject to the Option, whether by withholding, direct payment to the Corporation, or otherwise. Shares which otherwise would be delivered to the holder of the Option may be delivered, at the election of the holder, to the Corporation in payment of federal, state and/or local withholding taxes due in connection with an exercise.

e.	Transfer of Shares. No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise compiles with relevant provisions of law (including the Federal and State securities laws) and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such exercised Shares.

6.	Termination of Option and Vesting and Exercise of Option Following Termination of Employment.

a.	Termination of Employment by the Navistar Companies without Cause or by Optionee for Constructive Termination. If Optionee’s employment with the Navistar Companies terminates by reason of (i) the Navistar Companies’ termination of Optionee’s employment other than for Cause (as defined in the Employment Agreement), death, or Disability (as defined in Section 6(b) below) or (ii) by Optionee due to Constructive Termination (as defined in the Employment Agreement), then, in any such case, a pro rata portion of the unvested portion of the Option shall vest, which for this purpose shall be determined based on actual performance at the end of the applicable Performance Period and a fraction, the numerator of which is the number of whole months from the Date of Grant through the Date of Termination (as defined in the Employment Agreement) (in each case including the month in which the termination occurs if such termination occurs on or after the 15th day of that month) and the denominator of which is the number of months from the Date of Grant through the end of the applicable Performance Period. The Shares, to the extent vested on the Date of Termination or which become vested pursuant to this Section 6(a), may be exercised by the Optionee until and including the earlier to occur of (i) the date which is twelve (12) months after the end of the applicable Performance Period and (ii) the Expiration Date.

b.	Termination of Employment Due to Disability. In the event of a termination of employment due to total and permanent disability, as defined by the Corporation’s long term disability programs (“Disability”), the Optionee, may exercise the Option, to the extent the Option is exercisable or becomes exercisable under its terms, at any time within (3) three years after such termination or, if later, the date on which the Option becomes exercisable with respect to such Shares, but not after the Expiration Date.

c.	Termination of Employment Due to Death. In the event of the death of the Optionee, any Option exercisable under this Agreement may be exercised by a legatee, or by the personal representatives or distributees, until and including the earlier to occur of (i) the date which is two (2) years after the date of Optionee’s death and (ii) the Expiration Date. If death occurs while employed by the Navistar Companies or during the (3) three year period specified in Section 6(b) above, the unvested portion of the Option may be exercised with respect to the target remaining Shares covered by the unvested portion of the Option. If death occurs during the (12) twelve month period specified in Sections 6(a), 6(d) or 6(f), the Option may be exercised to the extent of the number of Shares that were exercisable at the date of death.

d.	Termination of Employment by Optionee Other Than Due to Constructive Termination. In the event the Optionee terminates his employment with the Navistar Companies for any reason other than Constructive Termination, then the Option, to the extent vested on the Date of Termination, may be exercised by the Optionee until and including the earlier to occur of (i) the date which is twelve (12) months after the Date of Termination and (ii) the Expiration Date.

e.	Termination of Employment by the Navistar Companies for Cause. In the event the Optionee’s employment is terminated by the Navistar Companies due to Cause, the Option, whether or not vested, shall terminate immediately upon such termination of employment.

f.	Change in Control. In the event of the termination of the Optionee’s employment by the Navistar Companies without Cause or by the Optionee for Constructive Termination, in either case, during the twenty-four (24) months after the date of the then-most recent Change in Control (or during the ninety (90) days preceding the date of a Change in Control if Executive’s employment and service with the Navistar Companies is terminated by the

Navistar Companies without Cause in contemplation of such Change in Control), then the unvested Options shall be 100% vested, at the target level, upon such termination of employment (except with respect to any portion of the unvested Option that relates to Performance Periods that have completed, which portion shall not vest) and the Option may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is twelve (12) months after the Date of Termination and (ii) the Expiration Date. Change in Control shall have the meaning ascribed to such term in the Employment Agreement.

7.	Non Transferability of Option. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option shall be exercisable, during the lifetime of the Optionee, only by the Optionee. The designation of a beneficiary does not constitute a transfer. Without limiting the generality of the foregoing, the Option may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option shall be null and void and without effect. The terms of the Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

8.	Rights of a Stockholder. The Optionee shall have none of the rights of a stockholder with respect to any of the Shares of Common Stock subject to the Option until such Shares shall be issued upon the exercise of the Option.

9.	Extraordinary Item; Coordination with Local Law. By voluntarily acknowledging and accepting this Agreement, the Optionee acknowledges and understands that (a) the Option is an extraordinary item relating to compensation for future services to the Navistar Companies and are not under any circumstances to be considered compensation for past services; (b) the Option is not part of normal or expected compensation or salary for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, service-based awards, pension or retirement benefits or similar payments; and (c) notwithstanding any terms or conditions of the Plan or this Agreement to the contrary, in the event of the Optionee’s involuntary termination of employment with the Navistar Companies, the Optionee’s right to receive future Options under the Plan and to vest in the Options shall terminate as of the date that the Optionee is no longer actively employed and will not be extended by any notice period under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); provided, however, that to the extent the Optionee retains any right to continue to vest in the Options and to exercise the Options pursuant to and in accordance with the Plan and this Agreement following such termination, the right to so vest and exercise shall be measured from the date the Optionee terminates active employment with the Navistar Companies and shall not be extended by any notice period under local law.

10.	No Guarantee of Continued Service. Optionee acknowledges and agrees that the vesting of Shares pursuant to the vesting schedule in the Notice of Grant is earned only by continuing employment as CEO at the will of the Corporation (not through the act of being hired, being granted this Option or acquiring Shares under this Agreement). The Optionee further acknowledges and agrees that nothing in the Agreement, nor in the Plan which is incorporated in this Agreement by reference, shall confer upon the Optionee any right with respect to continuation as the Corporation’s CEO, nor shall it interfere in any way with his right or the Navistar Companies right to terminate his employment relationship at any time, with or without cause.

11.	Non-Competition. In consideration of the Option granted under this Agreement which may become exercisable pursuant to Sections 4 and 6 above, the Optionee agrees to be bound by the covenants of this Section 11. The Optionee acknowledges that the covenants contained within this Section 11 are essential elements of this Agreement, and that, but for the agreement of the

Optionee to comply with such covenants, the Corporation would not have entered into this Agreement. The right to exercise this Option shall be made with respect to the covenants of this Section 11 at such time(s) when all other terms and conditions of the Agreement and the Plan have been satisfied. The Optionee agrees that he shall:

At all times during the Performance Period and for a period of twenty-four (24) months immediately following termination of employment and service for any reason, not, directly or indirectly (whether as owner, principal, agent, partner, officer, director, employee, consultant, investor, lender or otherwise), provide services to any other business or organization anywhere in the United States of America or its territories, Canada, Mexico, Brazil, United Kingdom, Germany, South Africa, United Arab Emirates, India and the People’s Republic of China, or any other country in which the Navistar Companies, directly or indirectly, including through a joint venture, strategic alliance or other similar arrangement, conducts business at the time of the Optionee’s termination of employment and service that competes with the business of the Navistar Companies by (1) manufacturing, selling or servicing medium or heavy duty automotive vehicles with diesel powered engines (including commercial trucks, commercial buses, school buses, recreational vehicles, and military vehicles), parts or components for such vehicles, diesel powered engines for such vehicles, parts or components for diesel powered engines for such vehicles, (2) providing financing or financing-related services related to any such manufacturing, selling or servicing activities specified in clause (1), or (3) providing other services or products which are the same as or substantially similar to those provided by the Navistar Companies at the time of the Optionee’s termination of employment and service; provided, however, that such restriction shall not prohibit the Optionee’s purchase or ownership of less than five-percent (5%) of the outstanding voting stock of a publicly-held company so long as such ownership is passive in nature; provided, further, notwithstanding anything in this Agreement to the contrary, (y) the ownership by Optionee of a dealership (or group of dealerships) for the retail sale and service of medium or heavy duty automotive vehicles with diesel powered engines (including commercial trucks, commercial buses, school buses, recreational vehicles, and military vehicles), parts or components for such vehicles, diesel powered engines for such vehicles, and parts or components for diesel powered engines for such vehicles, and (z) the providing of financing or financing related services to customers in connection with the business described in above clause (y), shall not be deemed to be a violation of this Agreement and particularly, of this Section 11.

The Optionee acknowledges and agrees that the foregoing covenants set forth in this Section 11 are reasonable, including without limitation, as to scope, activity, subject, geography and duration, and that irreparable injury will result to the Navistar Companies in the event of any violation by the Optionee of these covenants, and that said covenants are a condition precedent to the Corporation and the Navistar Companies willingness to enter into this Agreement and grant the Option set forth in this Agreement. In the event that any of the foregoing covenants are violated, the Corporation and the Navistar Companies shall be entitled, in addition to any other remedies and damages available under law, equity, or otherwise, to recoup, offset, suspend, or terminate this Option and benefits previously paid or otherwise subsequently owed to the Optionee under this Agreement, to injunctive relief from any court of competent jurisdiction to restrain the violation of such covenants, and/or to prevent any threatened violation by the Optionee, and/or by any person or persons acting for, or in concert with, the Optionee in any capacity whatsoever, without posting a bond or other security. In addition, if such a court deems that any of the foregoing covenants are unreasonable, the Corporation and Optionee agree that the maximum permissible period and scope prescribed by such court shall be substituted for the stated period and scope.

12.	Consent to Transfer Personal Data. By accepting this Agreement, the Optionee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 12. The Optionee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Optionee’s ability to participate in the Plan. The Corporation holds certain personal information about the Optionee, which may include the Optionee’s name, home address and telephone number, facsimile number, e-mail address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, equity or benefit statements, any shares of stock or directorships in the Corporation, details of all options, RSUs, or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Optionee’s favor, for the purpose of managing and administering the Plan (“Data”). The Navistar Companies will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee’s participation in the Plan, and the Corporation may further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States of America. The Optionee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock or cash on the Optionee’s behalf to a broker or other third party with whom the Optionee may elect to deposit any lump sum cash payment or shares of Common Stock acquired pursuant to the Plan. The Optionee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Corporate Secretary for the Corporation; however, withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan.

13.	Electronic Delivery. The Corporation may, in its sole discretion decide to deliver any documents related to Stock Options awarded under the Plan or future Stock Options that may be awarded under the Plan by electronic means or request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.

14.	Amendment. Except as otherwise specified in this Agreement, this Agreement may be amended only by a writing executed by the Corporation and the Optionee that specifically states that it is so amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended by the Committee, without the consent of the Optionee, by a writing that specifically states that it is so amending this Agreement, so long as a copy of such amendment is delivered to the Optionee, and provided that no such amendment that eliminates or adversely affects any right or obligation of the Optionee hereunder may be made without the Optionee’s consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Optionee, the provisions of the this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Agreement as a result of a mistake of fact or any change in applicable laws or regulations or any future law, regulation, ruling or judicial decisions, provided that any such change shall be applicable only to the Options that are then subject to terms or conditions of this Agreement.

15.	Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by appropriate authority under the law of any jurisdiction applicable to this Agreement, the same shall not affect, in any respect whatsoever, the validity, legality, or enforceability of any other provision of this Agreement, and this Agreement shall continue, to the fullest extent permitted by law, as if such invalid, illegal, or unenforceable provision were omitted and/or modified by such appropriate authority so as to preserve its validity, legality, or enforceability, unless such omission or modification would substantially impair the rights or benefits under this Agreement of the Optionee or the Corporation.

16.	Construction. A copy of the Plan has been given to the Optionee and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Corporation or can be requested in writing sent to the Corporate Secretary, Navistar International Corporation, 2701 Navistar Drive, Lisle, Illinois 60532. To the extent that any provisions of this Agreement violate or are inconsistent with any provisions of the Plan, this Agreement shall govern and any inconsistent provision in the Plan shall be of no force or effect. Optionee acknowledges that the Plan may be amended, prospectively or retroactively in order to comply with the requirements of the Internal Revenue Code, and Optionee agrees to comply with the terms of the Plan as so amended from time to time.

17.	Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement or the Plan will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive on all persons for all purposes.

18.	Successors and Assigns. This Agreement shall be binding upon and, subject to the conditions hereof, inure to the benefit of the Corporation, its successors and assigns, and the Optionee and their successors and assigns.

19.	Entire Understanding. This Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind either party hereto.

20.	Governing Law. Subject to the terms of the Plan, all matters arising under this Agreement including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Illinois, without regard to the conflicts of law provisions of that State or any other jurisdiction. The Optionee and the Corporation agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in Illinois, and the Optionee agrees to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

21.	Signature. This Agreement shall be deemed executed by the Corporation and the Optionee upon execution by such parties (or upon the Optionee’s online acceptance) of the Notice of Grant.

EXHIBIT A

Vesting and Performance Conditions

To

Form of Navistar International Corporation 2013 Performance Incentive Plan

Non-Qualified Performance-Based Stock Option Agreement